Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-141258 on Form N-2 of our report dated May 22, 2007, relating to the statement of assets and liabilities as of May 18, 2007 of Seligman LaSalle International Real Estate Fund, Inc. appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information respectively, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, NY

May 22, 2007